EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of (i) our report dated March 17, 2017 with respect to our audits of the consolidated financial statements of Presidio Property Trust, Inc. and Subsidiaries (formerly NetREIT, Inc. and Subsidiaries) (the “Company”) as of and for the years ended December 31, 2016 and 2015; and (ii) our report dated March 10, 2016 with respect to our audit of the statement of revenues over certain operating expenses of Highlands Ranch Shea Center II for the year ended December 31, 2014, both included in the Registration Statement (Form S-11, No. 333-220514) of the Company and related Prospectus.

/s/ Squar Milner LLP

Newport Beach, California

January 16, 2018